Exhibit 10.1

COMMERCIAL AGREEMENT

THIS COMMERCIAL AGREEMENT (this “Agreement”) is executed to be effective as of October 1, 2021 (the “Effective Date”), by and between Caret Holdings, Inc., on behalf of itself, subsidiaries, and affiliates (the “Company”), Carvana, LLC, an Arizona limited liability Company (“Dealer”), Carvana Insurance Services, LLC, an Arizona limited liability company (“CIS”), and Carvana Group, LLC, a Delaware limited liability company (“Parent” and, collectively with Dealer and CIS, “Carvana”). The Company and Carvana may be collectively referred to as the “Parties,” and individually as a “Party.”

RECITALS

WHEREAS, the Company and CIS desire to enter into a commercial relationship wherein the Company will have the opportunity to provide the Embedded Insurance Platform to customers of CIS in exchange for the payment of cash commissions to CIS;

WHEREAS, the Company and Dealer desire to enter into a commercial relationship wherein the Company will receive compensation from Dealer in exchange for directing Covered Vehicle Loss replacement purchase opportunities to Dealer; and

WHEREAS, concurrently with the execution of this Agreement, the Company issued to Parent (i) Series A Convertible Preferred Stock convertible into shares of Class A common stock of the Company equal to 5.0% of the fully diluted aggregate number of shares of Class A common stock and Class B common stock outstanding as of August 11, 2021 and (ii) multiple tranches of warrants providing Parent with the opportunity to increase Parent’s ownership to up to 29.9% of the fully diluted aggregate number of shares of Class A common stock and Class B common stock outstanding as of August 11, 2021, subject to the exercise prices and vesting conditions set forth therein (each a “Company Warrant”).

NOW, THEREFORE, in consideration of the covenants contained herein, each Party, on behalf of itself and its subsidiaries, agrees to the following terms and conditions:

1.

Existing Agreement. The Existing Agreement shall remain in full force and effect until the Product Integration Date. Upon the Product Integration Date, the Company and CIS agree that the Existing Agreement automatically shall terminate and shall have no further force or effect, except for provisions of the Existing Agreement that expressly survive the termination thereof.

2.	Product Integration Plan;

(a)

The Company, Dealer and CIS shall work together and use best efforts to promptly (and, in any case, within thirty (30) days following the Effective Date) develop and mutually agree on a detailed plan (the “Product Integration Plan”) for (i) integrating the Embedded Insurance Platform for CIS customers (“CIS Customers”) and (ii) enabling functionality within the Company Digital Properties that will direct Company Policyholders and ThirdParty Payees to the Carvana Digital Properties to assist such policyholders and/or Third Party Payees with replacing a Covered Loss Vehicle (the foregoing (i) and (ii), collectively, “Product Integration”), in each case, in accordance with the terms and specifications outlined in Schedule 2, attached hereto.

(b)

Once the Product Integration Plan is agreed, each of the Company, Dealer and CIS shall reasonably cooperate with the other Parties and shall use commercially reasonable efforts to implement the Product Implementation Plan.

3.	Exclusivity.

(a)	The Parties agree to the exclusivity terms set forth on Schedule 1.

4.	Marketing.

(a)

From the Product Integration Date and for the duration of the Term, each of the Company, Dealer and CIS shall market and promote the Program, in accordance with a marketing plan (the “Marketing Plan”) to be developed and mutually agreed by the Parties no less than thirty (30) days prior to the Product Integration Date. The Marketing Plan shall include, at a minimum, mutually agreed-upon press releases upon the completion of Deliverables #1 and #2 from Phase 1 (as defined in Schedule 2).

(b)	Licenses.

(i)

Company Content License. Subject to CIS and Dealer’s respective compliance with all the terms of this Agreement, the Company hereby grants to CIS and Dealer a royalty-free, non-exclusive, revocable, non-transferable, non-sublicenseable license during the Term to use the Company Content on the Carvana Digital Properties and in other promotional materials to promote the Program in accordance with the Marketing Plan.

(ii)

Company Marks License. Subject to the terms and conditions of this Agreement and the approvals required by Section 4(b)(iii), the Company hereby grants CIS and Dealer royalty-free, non-exclusive, revocable, non-transferable, non-sublicenseable licenses during the Term to use Marks owned by the Company (“Company Marks”) on the Carvana Digital Properties and in other promotional materials solely as necessary to promote the Program in accordance with the Marketing Plan. CIS and Dealer each agree not to form any combination marks with the Company Marks or to register, or attempt to register, any trademarks, service marks, or trade names that are confusingly similar to the Company Marks. Upon termination of this Agreement, CIS and Dealer each agree to promptly cease using the Company Marks and to remove all Company Marks from the Carvana Digital Properties or any other items and locations under CIS or Dealer’s control, unless otherwise agreed to in writing by the Company, Dealer and CIS. All uses by CIS or Dealer of the Company Marks shall inure to the benefit of, and be on behalf of, the Company, and all goodwill accrued thereby shall be the exclusive property of the Company.

(iii)

Company Requirements and Quality Assurance. CIS and Dealer each acknowledge and is familiar with the high quality standards and reputation of the Company, and CIS and Dealer each understand the importance of same. CIS and Dealer each agrees that, at all times, it will conduct its business in connection with this Agreement and that it will use the Company Marks and any Company Content in a manner consistent with such quality standards and reputation. The Company retains the right to exercise quality control over all uses of the Company Marks under this Agreement in order to maintain the validity of the Company Marks and to protect the goodwill associated therewith. Accordingly, any and all designs, specifications, and samples of any promotional materials that use or otherwise relate to any of the Company Marks must be approved by the Company in writing prior to such usage. CIS and Dealer each agree to comply with any trademark usage guidelines, templates, or specifications provided by the Company (and which may be changed from time to time by the Company upon written notice to CIS and Dealer) as to the reproduction and use of the Company Marks and any Company Content. Further, CIS and Dealer each agree that, during and after the Term, it will not knowingly perform, do, or knowingly cause any act to be done, or knowingly fail to take any action, or knowingly encourage or assist any third party to perform, do, or cause any act to be done, or knowingly fail to take any action, which would in any way be detrimental to, injure, or impair: (A) the Company Marks; (B) any applications for registration and/or registrations related thereto; (C) the goodwill and/or commercial reputation related to the Company Marks and/or the Company; and (D) the validity or enforceability of any of the foregoing.

(iv)

Company API Licenses. Subject to the terms and conditions of this Agreement, solely in connection with the Program and the Parties’ obligations pursuant to this Agreement, the Company hereby grants to CIS a royalty-free, non-exclusive, non-transferable, non-sublicensable license during the Term to use certain APIs owned or appropriately licensed to the Company and which the Company deems necessary for the integration and operation of the Embedded Insurance Platform (collectively “Company APIs”) solely in connection with this Agreement. CIS’s use of the Company APIs is limited to the processing of key consumer information or vehicle information, vehicle availability, vehicle details, and pricing information, or any other information mutually agreed upon by the Parties, in each case, for use solely in connection with this Agreement. CIS may make reasonable copies of any provided documentation associated with the Company APIs, but only as necessary for development, support, or backup, or as otherwise reasonably necessary for a successful Product Integration. CIS will not decompile, disassemble, or otherwise reverse engineer the Company APIs. The Parties acknowledge that the Company APIs are considered Confidential Information of the Company and subject to Section 8 below. In no event shall CIS or any of its Representatives store, cache, or retain any information or data received via Company APIs, including quotes produced via the Embedded Insurance Platform for any purpose other than managing and measuring the performance of the Program. CIS acknowledges and agrees that it is expressly prohibited from using any information or data received via Company APIs (including quotes produced via the Embedded Insurance Platform) in order to create or build a repository, database, or otherwise maintain a collection of Company Confidential Information.

(v)

Dealer Content License. Subject to the Company’s compliance with all the terms of this Agreement, Dealer hereby grants to the Company a royalty-free, non-exclusive, revocable, non-transferable, non-sublicenseable license during the Term to use the Dealer Content on the Company Digital Properties and other Company promotional materials to promote the Program in accordance with the Marketing Plan.

(vi)

Dealer Marks License. Subject to the terms and conditions of this Agreement and the approvals required by Section 4(c)(vii), Dealer hereby grants the Company a royalty-free, non-exclusive, revocable, non-transferable, non-sublicenseable license during the Term to use Marks owned by Dealer or an affiliate of Dealer (“Dealer Marks”) on the Company Digital Properties and other Company promotional materials solely as necessary to promote the Program in accordance with the Marketing Plan. The Company agrees not to form any combination marks with the Dealer Marks or to register, or attempt to register, any trademarks, service marks, or trade names that are confusingly similar to the Dealer Marks. Upon termination of this Agreement, the Company shall promptly cease using the Dealer Marks and shall remove all Dealer Marks from the Company Digital Properties or any other items and locations under the Company’s control, unless otherwise agreed to in writing by the Company, Dealer and CIS. All uses by the Company of Dealer’s Marks shall inure to the benefit of, and be on behalf of, Dealer, and all goodwill accrued thereby shall be the exclusive property of Dealer.

(vii)

Dealer Requirements and Quality Assurance. The Company acknowledges and is familiar with the high quality standards and reputation of Dealer, and the Company understands the importance of same. The Company shall, at all times, conduct its business in connection with this Agreement and use the Dealer Marks and any Dealer Content in a manner consistent with such quality standards and reputation. Dealer retains the right to exercise quality control over all uses of the Dealer Marks under this Agreement in order to maintain the validity of the Dealer Marks and to protect the goodwill associated therewith. Accordingly, any and all designs, specifications, and samples of any Company promotional materials that use or otherwise relate to any of the Dealer Marks must be approved by Dealer in writing prior to such usage. The Company agrees to comply with any trademark usage guidelines, templates, or specifications provided by Dealer (and which may be changed from time to time by Dealer upon written notice to the Company) as to the reproduction and use of the Dealer Marks and any Dealer Content. Further, the Company agrees that, during and after the Term, the Company shall not knowingly perform, do, or knowingly cause any act to be done, or knowingly fail to take any action, or knowingly encourage or assist any third party to perform, do, or cause any act to be done, or knowingly fail to take any action, which would in any way be detrimental to, injure, or impair: (A) the Dealer Marks; (B) any applications for registration and/or registrations related thereto; (C) the goodwill and/or commercial reputation related to the Dealer Marks and/or Dealer; and (D) the validity or enforceability of any of the foregoing.

(viii)

Dealer API Licenses. Subject to the terms and conditions of this Agreement, solely in connection with the Program and the Parties’ obligations pursuant to this Agreement, Dealer hereby grants to the Co loop mpany a royalty-free, non-exclusive, non-transferable, non-sublicensable license during the Term to use certain Dealer APIs owned or appropriately licensed to Dealer and which Dealer deems necessary for the integration and operation of the Embedded Insurance Platform (collectively “Dealer APIs”) solely in connection with this Agreement. The Company’s use of the Dealer APIs is limited to the processing of key consumer information or vehicle information, vehicle availability, vehicle details, and pricing information, or any other information mutually agreed upon by the Parties. The Company will not use the Dealer APIs in any manner to create or develop a solution to compete with the Dealer APIs. The Company may make reasonable copies of the documentation associated with the Dealer APIs, but only as necessary for development, support, or backup, or as otherwise reasonably necessary for a successful Product Integration. The Company will not decompile, disassemble, or otherwise reverse engineer the Dealer APIs. The Parties acknowledge that the Dealer APIs are considered Confidential Information of Dealer and subject to Section 8 below.

(c)	Ownership.

(i)

CIS and Dealer each acknowledge and agree that the Company owns all right, title and interest in and to the Company Materials and the Company APIs. CIS and Dealer each agrees to take any additional commercially reasonable actions, at the Company’s expense, as the Company deems reasonably necessary to establish and/or preserve Company’s exclusive rights in and to the Company Marks. CIS and Dealer each further acknowledge and agree that it does not have, and does not acquire by way of its use under this Agreement, any rights in the Company Materials or the Company APIs. CIS and Dealer each agree not contest or deny the validity of, or the right, title and interest of the Company in or to, the Company Materials, and shall not encourage or assist others directly or indirectly to do so at any time. CIS and Dealer each agree not to use the Company Marks in any manner that would or is reasonably likely to diminish their value or harm the reputation of the Company.

(ii)

The Company acknowledges and agrees that Dealer owns all right, title and interest in and to the Dealer Content, the Dealer Marks, and the Dealer APIs. The Company agrees to take any additional commercially reasonable actions, at Dealer’s expense, as Dealer deems reasonably necessary to establish and/or preserve Dealer’s exclusive rights in and to the Dealer Marks. The Company further acknowledges and agrees that it does not have, and does not acquire by way of its use under this Agreement, any rights in the Dealer Content, the Dealer Marks, or the Dealer APIs. The Company shall not contest or deny the validity of, or the right, title and interest of Dealer in or to, the Dealer Content, the Dealer Marks, and the Dealer APIs and shall not encourage or assist others directly or indirectly to do so at any time.

5.	Payments and Payment Terms. From the Product Integration Date and for the duration of the Term:

(a)	The Company shall pay to CIS certain fees and commissions, as set forth on Schedule 3 attached hereto.

(b)	Dealer shall pay to the Company certain fees and commissions, as set forth on Schedule 3.

(c)

In the event a Party fails to make payment in full of any undisputed fee or commission under this Agreement by the due date, such payment shall bear interest at a rate equal to: (i) the lesser of 1.5%; or (ii) the maximum rate permitted by Applicable Law, as of the day after the due date and shall continue to accrue interest thereon until payment is made in full. The Parties shall work together in good faith to resolve any disputes regarding fees or commissions.

6.

Agency Requirements. The provisions of Schedule 5 are hereby incorporated by reference into this Agreement. The Parties shall use best efforts and cooperate with the other to secure regulatory approval of the Agency Agreement.

7.

Renewal Rights. Except as otherwise agreed to by Company in writing, and subject to the provisions of Schedule 1 and Schedule 5, the Company shall have sole and exclusive ownership, possession, use, and control of Renewal Rights and Policy Information. In addition, CIS shall have no right to move any Company Policy to another insurance carrier.

8.	Confidentiality and Data Security.

(a)

Each Party agrees, on behalf of itself and its affiliates, officers, directors, employees, contractors, counsel, advisors, and accountants (with respect to a Party, collectively, such Party’s “Representatives”) to keep confidential all Confidential Information of the Disclosing Party. Each Party agrees to use the other Parties’ Confidential Information only for the purpose of performing the obligations required under this Agreement (“Purpose”). Each Party agrees to restrict disclosure of the other Parties’ Confidential Information solely to its Representatives with a need-to-know for the Purpose. Each Party’s Representatives shall be (i) informed of the confidential nature of such information, and (ii) directed to treat such information confidentially. Each Party shall not disclose, distribute, or disseminate another Party’s Confidential Information to any third party, without the prior written consent of the Disclosing Party. Each Party shall be responsible for any acts of its Representatives, which, if done by such Party, would constitute a breach of this Section 8. Each Party agrees to take at least the same measures and degree of care to protect the secrecy, and avoid disclosure and unauthorized use, of the other Parties’ Confidential Information as it takes with its own confidential information of a similar nature but in no event less than a reasonable degree of care.

(b)

In the event a Party or any of its Representatives is legally required (whether by law, regulation, deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information of the Disclosing Party, such Party shall (i) give the Disclosing Party immediate written notice of such request or requirement so that the Disclosing Party may seek a protective order or other remedy and/or waive compliance with this Agreement, and (ii) use its best efforts to cooperate with the Disclosing Party to obtain such protective order or other remedy. In the event that the Disclosing Party is not able to obtain such protective order or other remedy or elects to waive compliance with this Agreement, the Party that is legally required to disclose the Disclosing Party’s Confidential Information agrees to (x) furnish only that portion of the Confidential Information that in the opinion of its counsel is legally required to be disclosed and (y) use its best efforts to obtain assurances that confidential treatment will be accorded to such Confidential Information.

(d)

The Disclosing Party shall retain all right, title and interest to any Confidential Information it discloses to the other Parties. Promptly upon any request by the Disclosing Party, or upon termination of this Agreement, the other Parties shall (i) return to the Disclosing Party all Confidential Information in the possession of such Parties or its Representatives and (ii) erase or destroy all Confidential Information in such Parties’ or its Representatives’ possession, which destruction shall be certified by an authorized representative of such Parties upon the Disclosing Party’s request. Notwithstanding the preceding sentence, each Party may retain copies of another Party’s Confidential Information for record retention purposes as required by Applicable Law and nothing herein shall require the removal of such Confidential Information from data backup systems, email retention systems, or the like, that are maintained in accordance with such Party’s standard security and/or disaster recovery procedures. Any such retained Confidential Information shall continue to be subject to the obligations herein even after termination of this Agreement.

(e)

Each of the Parties acknowledges and agrees that each Party is responsible for its own compliance with Applicable Laws, including any applicable privacy and/or data protection laws (“Privacy Laws”). Each Party represents and warrants that, other than the uses anticipated by and described within this Agreement, it will not utilize any Personal Information received from the other Party for any use other than those uses explicitly described in this Agreement and for purposes of fulfilling the Parties’ obligations and responsibilities as outlined in this Agreement. The Parties further acknowledge and agree that this Agreement is intended to function in whole or in part as a “joint agreement” for the marketing of financial products or services, and that the Parties may be considered “financial institutions,” pursuant to applicable Privacy Laws.

(f)

Only during the Term of this Agreement and only to the extent necessary to fulfill the purposes of this Agreement, each Party agrees to allow the other Parties to store and/or process consumers’ Personal Information in such Parties’ respective systems solely in order to provide, maintain, protect, or improve the services and products, or related offerings, as contemplated by this Agreement, to protect the Parties, or as otherwise required by Applicable Laws. Each Party agrees to process, store, and protect such Personal Information in compliance with its published security and privacy policies and all Applicable Laws (including Privacy Laws). Each Party agrees not to use any Personal Information to directly or indirectly solicit or contact any consumer (either individually or in the aggregate) unless such contact is necessary to resolve issues or disputes regarding such Party’s products or services pursuant to this Agreement, or unless otherwise expressly authorized elsewhere in this Agreement or by the relevant consumer. Each Party agrees not to disclose, modify, transfer, or provide any Personal Information to any third party unless such Personal Information is provided pursuant to equal or more stringent data usage, storage, processing, and/or security protections and restrictions as identified in this Agreement, and only to the extent such third party access to the Personal Information is necessary in order for such Party to perform its duties associated with this Agreement. Each Party agrees not to sell or rent any Personal Information obtained from the other Party to any third party.

(g)

In the event a Party experiences a Data Breach, such Party shall: (i) promptly notify the other Party, in writing, of the occurrence thereof; (ii) promptly begin investigating the Data Breach and using commercially reasonable efforts to mitigate potential risks to the other Party or any affected persons; and (iii) reasonably cooperate with the other Party, in the event the other Party chooses to conduct an independent investigation of the Data Breach. Each Party is solely responsible for all costs and liabilities associated with a Data Breach related to consumer information and any data stored on its systems, including all costs and expenses associated with data breach notifications, regulatory investigations, and other compliance obligations related thereto.

(h)

Notwithstanding any other provision in this Agreement, if a Party provides any ideas, suggestions or recommendations to another Party regarding or in response to Confidential Information (“Feedback”), the Party receiving such Feedback is free to use and incorporate such Feedback into its products without payment of royalties or other consideration, so long as the Party receiving the Feedback does not infringe any patents, copyrights or trademark rights contained in the Feedback.

9.	Data and Reporting.

(a)	Subject to Applicable Law, the Parties agree to share data as set forth on Schedule 4 attached hereto (each such dissemination by a Party, a “Report”).

(b)

CIS shall secure and record consent from CIS Customers (i) to share information collected about said CIS Customer with the Company, and vice-versa, as set forth on Schedule 4; (ii) to FCRA disclaimers and terms & conditions provided by the Company in writing from time to time; and (iii) indicating such CIS Customer’s acceptance of the Company’s privacy policy. CIS shall not offer any Policy to a CIS Customer unless such customer has agreed to accept the foregoing. CIS shall not transmit any CIS Customer’s or other consumer’s Personal Information to the Company, unless such CIS Customer or consumer has expressly consented to the foregoing. Further, CIS represents and warrants that it has, and will maintain throughout the Term, a service or function that is capable of verifying and documenting CIS’s compliance with the TCPA, as amended from time to time.

(c)

The Company shall secure and record consent from Company Policyholders and any other consumers whose Personal Information the Company transmits to Dealer indicating such Company Policyholder’s or consumer’s prior express written consent permitting: (i) the Company to share such Company Policyholder’s or consumer’s Personal Information with Dealer; and (ii) Dealer to contact such Company Policyholder or consumer in connection with a vehicle purchase. The Company shall not transmit any Company Policyholder’s or other consumer’s Personal Information to Dealer, unless such Company Policyholder or consumer has expressly consented to the foregoing. Further, the Company represents and warrants that it has, and will maintain throughout the Term, a service or function that is capable of verifying and documenting the Company’s compliance with the TCPA, as amended from time to time.

10.	Governance.

(a)

Each Party shall nominate a representative to act as the primary contact person with respect to all aspects of this Agreement (each, a “Relationship Manager”). Unless otherwise agreed upon by the Parties, all communications relating to this Agreement and to the Program shall be directed to the Relationship Managers. The initial Relationship Managers for each Party, including relevant contact information, are set forth on Schedule 6 attached hereto. Either Party may replace its Relationship Managers with an individual of comparable qualifications and experience at any time by providing notice in accordance with this Agreement. Each Party may treat the actions of another Party’s Relationship Manager as having been authorized by such Party without further inquiry as to whether such Relationship Manager had authority to so act. The Relationship Managers shall meet in person or telephonically as reasonably necessary or advisable for the performance of the Parties’ obligations hereunder, but in any case no less frequently that two (2) times per month.

(b)

As soon as reasonably practicable after the Effective Date, the Parties shall establish a joint committee (the “Steering Committee”) to oversee and manage the matters under this Agreement, comprising an equal number of suitable representatives nominated by, on the one hand, the Company and, on the other hand, CIS and Dealer collectively (“Steering Committee Members”). All Steering Committee Members shall have the requisite skills, knowledge, experience and authority to discuss, coordinate and make arrangements to give effect to this Agreement. Either Party may replace any of its Steering Committee Members at any time by providing notice in accordance with this Agreement; provided, that neither Party shall replace all of its Steering Committee Members at the same time or within an unreasonably short period of time. Any decision by the Steering Committee shall require the approval of at least one (1) nominee of the Company and one (1) nominee of CIS and Dealer. The Parties acknowledge and agree that the Steering Committee will be the primary forum through which the Company, CIS, and Dealer will work together to plan and implement this Agreement and will meet on a regular basis as appropriate to this end.

(c)

At least monthly during the Term (or such other frequency as the Parties may agree or when this Agreement otherwise requires), the Steering Committee shall meet (in person or via telephone) for the purposes of:

(i)	considering any issues arising out of the performance of this Agreement;

(ii)	prior to the Product Integration Date, discussing the current status of the Integration Plan; and

(iii)	considering any other issues arising under or in connection with this Agreement.

11.	Representations and Warranties. Each Party represents and warrants as follows:

(a)

It has full power and authority to enter into this Agreement, to perform all of its obligations hereunder, and its entry into this Agreement does not violate any other agreement, understanding or arrangement by which it is bound;

(b)

Its performance of its obligations under this Agreement shall at all times comply with all Applicable Laws that apply to the performance of its obligations under the Agreement, including those of any governmental agencies that exercise authority over it with respect to such Party’s obligations in connection with the transactions contemplated by this Agreement;

(c)	Its websites, platforms, and services, including its collection, use, and storage of Personal Information, will at all times comply with all Applicable Laws;

(d)

It has obtained and shall maintain throughout the Term all rights and licenses necessary in order to license or sublicense any API, Mark, or other intellectual property it permits the other Party to use; and

(e)

It has obtained and will maintain through the Term all licenses, registrations, permits, consents, authorizations, and approvals required to be obtained by it from any third party or regulatory agency exercising authority over it.

12.	Indemnification.

(a)

Indemnification. Each Party (the “Indemnifying Party”) agrees to defend, indemnify, protect, and hold the other Parties (each an “Indemnified Party”) harmless from and against any and all Losses arising out of or related to any third-party Claims or any government investigation, including reasonable legal fees, which may be imposed upon or incurred by the Indemnified Party as a result of: (i) any material breach of this Agreement by the Indemnifying Party; (ii) the Indemnifying Party’s infringement, misappropriation, or other violation of any patent, trademark, copyright, or any other intellectual property rights of a third party; (iii) the Indemnifying Party’s violation or breach of any Applicable Law in any material respect; and (iv) the Indemnifying Party’s (or its Representatives’) gross negligence or intentional misconduct in carrying out the Indemnifying Party’s obligations pursuant to this Agreement. Notwithstanding the foregoing, neither Party shall be obligated to indemnify another Party in connection with any Losses or Claims imposed upon or experienced by the other Party to the extent: (y) any act, error or omission that directly resulted in the Losses or Claims was expressly and knowingly authorized, concurred in, or ratified by the other Party in writing, or (z) the Losses were caused by the gross negligence or intentional misconduct of the other Party.

(b)

Indemnification Procedures. The Indemnified Party shall: (i) promptly notify the Indemnifying Party in writing of any Claims for which the Indemnified Party seeks indemnification; (ii) provide reasonable cooperation to the Indemnifying Party and its legal representatives in the investigation of any Claim which is the subject of indemnification; and (iii) permit the Indemnifying Party to have full control over the defense and settlement of any matter subject to indemnification; provided, however, that the Indemnifying Party shall not enter into any settlement that affects the Indemnified Party’s rights or interests without the Indemnified Party’s prior written consent, which shall not be unreasonably withheld or delayed. The Indemnified Party shall have the right to participate in the defense at its own expense.

13.	Insurance.

(a)

Each Party, at its sole cost and expense, shall at all times during the Term of this Agreement, carry and maintain the following insurance coverages with insurance companies authorized to do business within all states in which the Program will be advertised to consumers, and which have a minimum A.M. Best rating of B10 or greater, or a licensed captive insurance entity in good regulatory standing. All insurance maintained by a Party shall be primary, non-contributory with, and not excess, over any liability insurance maintained by another Party. Each Party agrees to promptly provide another Party with current certificates of insurance upon request.

(i)

Cyber liability insurance, on a claims made basis, in an amount not less than $10,000,000.00 ; shall waive all rights of subrogation against the other Parties (except as between CIS and Dealer); shall include an extended reporting period of three (3) years post contract termination or expiration; for claims or liabilities arising from, or incidental to this Agreement. Cyber liability risks and key exposures to be covered shall include, but not be limited to, privacy, cyber extortion, regulatory liability, first party costs (notification, data forensics, crisis management, etc.); and

(ii)

Commercial general liability insurance, on an occurrence form, adequate to protect the interest of the Parties hereto, which shall name the other Parties as an additional insured; shall waive all rights of subrogation against the other Parties (except as between CIS and Dealer); and shall be the primary liability insurance, and not excess over any liability policy carried by the other Parties (except as between CIS and Dealer), for all claims or liabilities as is customarily provided by a standard General Liability Policy. General liability risks and key exposures to be covered shall include, but not be limited to, such Party’s operations in connection with the Program and as is customarily available and insurable within a standard General Liability policy and include blanket contractual coverage. The limits of each policy shall not be less than $1,000,000.00 per occurrence.

(b)

To the extent a Party employs, utilizes or contracts with subcontractors and/or independent contractors for some or all of such Party’s obligations pursuant to this Agreement, such Party shall require such subcontractors and/or independent contractors to comply with the same insurance requirements as set forth in this Section 13. In the event any subcontractors or independent contractors hired by such Party fails to maintain insurance coverages in accordance with this Section 13, such Party shall be responsible for any and all such insufficiencies in the subcontractor’s or independent contractor’s coverages.

14.

Limitation of Liability. EXCEPT FOR A PARTIES’ INDEMNIFICATION OBLIGATIONS, OR IN THE EVENT OF A BREACH OF SECTION 8 (CONFIDENTIALITY AND DATA SECURITY) OR SECTION 11 (REPRESENTATIONS AND WARRANTIES), UNDER NO CIRCUMSTANCES, SHALL A PARTY HEREUNDER BE LIABLE FOR ANY INDIRECT, INCIDENTAL, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES INCURRED OR SUFFERED BY ANOTHER PARTY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, INCLUDING WITHOUT LIMITATION LOST REVENUE, LOSS OF INCOME, OR LOSS OF BUSINESS ADVANTAGE, EVEN IF THE PARTY SUFFERING SUCH DAMAGES, OR AN AUTHORIZED REPRESENTATIVE OF SUCH PARTY, HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

15.	Audit Rights.

(a)

Each of the Parties, and their duly authorized representatives, shall have the right to conduct reasonable audits with respect to all information required to be provided to it by the other Party under this Agreement. A Party may not initiate more than two (2) audits per calendar year, and audits may not be conducted in immediately successive calendar quarters. The Party conducting the audit (the “Auditing Party”) may adopt reasonable procedures and guidelines for conducting audits and the selection of audit representatives under this Section 15. The Auditing Party shall have the right to make copies of any relevant records at its expense, subject to any restrictions imposed by Applicable Laws and to any confidentiality provisions set forth in the confidentiality agreement to be entered into pursuant to Section 6.18 of the Investment Agreement. The Party being audited shall provide the Auditing Party’s Representatives with reasonable access during normal business hours to its operations, computer systems, and paper and electronic files, and provide workspace to its Representatives. After any audit is completed, the Party being audited shall have the right to review a draft of the audit findings and to comment on those findings in writing within thirty (30) Business Days after receiving such draft.

(b)

The Auditing Party’s audit rights under this Section 15 shall include the right to audit, or participate in an audit facilitated by the Party being audited, of any subsidiaries and affiliates of the Party being audited and to require the other Party to request any benefit providers and third parties with whom the Party being audited has a relationship, or agents of such Party, to agree to such an audit to the extent any such Persons are affected by or addressed in this Agreement (collectively, the “Non-Parties”). The Party being audited shall, upon written request from the Auditing Party, provide an individual (at the Auditing Party’s expense) to supervise any audit of a Non-Party. The Auditing Party shall be responsible for supplying, at the Auditing Party’s expense, additional personnel sufficient to complete the audit in a reasonably timely manner. The responsibility of the Party being audited shall be limited to providing, at the Auditing Party’s expense, a single individual at each audited site for purposes of facilitating the audit.

16.	Term and Termination.

(a)

Term. The Term of this Agreement will begin as of the Effective Date and will continue for a period of five (5) years following the Product Integration Date (the “Initial Term”). At the end of the Initial Term and each Renewal Term, as applicable, this Agreement shall automatically renew for additional, successive terms of twelve (12) months (each a “Renewal Term” and, together with the Initial Term, the “Term”).

(b)

Termination. In addition to any termination rights outlined in any Schedule, this Agreement may be terminated: (i) at any time upon mutually written consent of the Parties, or (ii) for any reason, by providing written notice to the other Party no later than one (1) year prior to the beginning of any Renewal Term, if the terminating Party does not wish for the Agreement to renew.

17.	Definitions. Any capitalized terms not defined in this Section 16 shall have the meaning set forth elsewhere in this Agreement (including any Schedules attached hereto).

(a)

“Applicable Law” means any applicable state, federal, or local statute, law, ordinance, regulation, rule, code, constitution, treaty, common law, governmental order, other requirement or rule of law, including but not limited to, all state licensing and consumer credit and privacy laws, including but not limited to the Gramm-Leach-Bliley Act, the Dodd-Frank Act, the Fair Credit Reporting Act (the “FCRA”), the Equal Credit Opportunity Act, the Truth in Lending Act, Regulation Z, Regulation E, the Fair Debt Collection Practices Act, the Telephone Consumer Protection Act (the “TCPA”), the CAN SPAM Act, the California Financial Information Privacy Act (“CalFIPA”), the Vermont Privacy of Consumer Financial and Health Information Regulation (“VFPA”), and the California Consumer Privacy Act (the “CCPA”), in each case, as such laws and regulations may be amended from time to time.

(b)

“Business Days” means any day other than a Saturday, a Sunday, or a federally-recognized holiday. In the event the day upon which any action pursuant to this Agreement is to be taken lands on a day other than a Business Day, performance of such action shall be deemed due on the immediately following Business Day.

(c)

“Carvana Digital Properties” means any mobile applications, websites (including www.carvana.com, and any related landing pages and successor sites) operated in connection with CIS’s business and/or Dealer’s business.

(d)

“Claim” means any claim, legal or equitable, cause of action, suit, litigation, proceeding (including a regulatory or administrative proceeding), grievance, complaint, demand, charge, investigation, audit, arbitration, mediation or other process for settling disputes or disagreements, including, without limitation, any of the foregoing processes or procedures in which injunctive or equitable relief is sought.

(e)	“Common Stock” means the Company’s Class A common stock and Class B common stock

(f)	“Company Content” means all Content developed by or for the Company and provided to CIS and/or Dealer. Company Content, at all times, remains the property of Company.

(g)

“Company IP” means, collectively, all trade secrets, patents and patent applications, Trademarks, copyrights (including rights in computer software) and copyrightable subject matter, moral rights, design rights, database rights, rights in know-how, rights in confidential and proprietary information, rights in inventions (whether patentable or not), know-how, inventions, processes and all other intellectual property and proprietary rights (whether registered or unregistered, and any application for the foregoing), and all other equivalent or similar rights which may subsist anywhere in the world, in each case, created or developed the Company or any of its affiliates in connection with Product Integration.

(h)	“Company Digital Properties” means any mobile applications, websites (including joinroot.com, related landing pages and successor sites) operated in connection with the Company’s business.

(i)	“Company Materials” means, collectively, the Company IP, the Company Content and the Company Marks.

(j)

“Confidential Information” means any information disclosed or made available to a Party by another Party (the “Disclosing Party”), either directly or indirectly, in writing, orally, by inspection of tangible objects or in any other format or media, that is: (i) marked or identified as confidential at the time of disclosure; or (ii) given all relevant facts and circumstances is of the nature that a reasonable person would believe is confidential or proprietary to the Disclosing Party, in each case including the terms of this Agreement (including any negotiations related thereto), any insurance quotes, business, technical or financial information, software, trade secrets, methodologies, techniques, customer lists, vendor lists, pricing, sales information, forecasts, any proprietary or confidential information of any third party, any consumer’s Personal Information that is received or obtained during the performance of this Agreement, and the contents of any Reports. Confidential Information does not include any information that the Party that received such Confidential Information can establish (A) was rightfully in the possession of or known by such Party without an obligation to maintain its confidentiality prior to receipt from the Disclosing Party; (B) is or becomes generally known to the public without a violation by such Party or its Representatives of its confidentiality obligations hereunder; (C) is obtained by such Party in good faith without an obligation of confidentiality from a third party having the right to disclose it without an obligation of confidentiality; (D) is independently developed by such Party without use of or reliance on the Disclosing Party’s Confidential Information; or (E) is approved in writing for release without restriction by an authorized representative of the Disclosing Party.

(k)	“Content” means all content or information, including any text, music, sound, photographs, video, graphics, data or software, in any medium.

(l)	“Covered Loss Vehicle” means a vehicle determined by a Company Insurance Subsidiary in its reasonable discretion to be a total loss in compliance with applicable law.

(m)

“Data Breach” means any unauthorized access to, use of, or disclosure of: (a) another Party’s Confidential Information, (b) any Personal Information transmitted between the Parties pursuant to this Agreement, (c) any usernames and/or passwords and/or IDs providing access to such Party’s systems, data, or networks, or (d) any other breach of information technology security or unauthorized data access involving a Party that could reasonably implicate the relationship and/or services described in this Agreement or have an adverse impact upon one of the other Parties.

(n)	“Dealer Content” means all Content developed by or for Dealer and provided to the Company.

(o)	“Embedded Insurance Platform” means the ability for the Company to natively quote and bind CIS Customers directly via a white-labeled product integrated into a Carvana Digital Property.

(p)

“Existing Agreement” means that certain Master Services Agreement, dated as of December 13, 2019, by and between Root Insurance Company and Carvana Insurance Services, LLC, as amended from time to time.

(q)	“Losses” means any loss, assessment, fine, penalty, deficiency, interest, payment, expense, cost, debt, indebtedness, liability, lien, judgment or damage, which is sustained, incurred or accrued.

(r)	“Marks” means trademarks, trade names, service marks, logos, domain names and all other indicators of source or origin.

(s)

“Personal Information” shall mean: (i) any personally identifiable financial information: (A) provided by a consumer to a party; (B) resulting from any transaction between a party and the consumer or any service performed by a party for the consumer; or (C) otherwise obtained by a party; and (ii) any nonpublic personal information about a consumer that identifies, relates to, describes, is capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular consumer or household.

(t)	“Policy” means an insurance policy offered, issued, produced, or brokered by the Company.

(u)	“Policy Information” means telematics data, claims data, information, and records (in any media) related to all Policies.

(v)	“Product Integration Date” shall mean the date an Embedded Insurance Platform becomes available for sale to CIS Customers.

(w)

“Program” means the program through which, after the Product Integration Date, (i) the Carvana Digital Properties shall permit CIS Customers to apply for Company Policies as part of Dealer’s automobile purchase process and (ii) the Company refers certain Company Policyholders and Third-Party Payees to Dealer for Covered Loss Vehicle replacement services.

(x)

“Renewal Rights” means the right to issue, direct, or influence the application for continued insurance coverage of the same type to the same CIS Customer at the point of expiration of an existing Policy.

18.

Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement. Any reference to any federal, state, provincial, territorial, local, or foreign law shall be deemed also to refer to such law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. Any reference to any contract or agreement (including schedules and other attachments thereto), including this Agreement, shall be deemed also to refer to such contract or agreement as amended, restated, or otherwise modified, unless the context requires otherwise. The words “include,” “includes,” and “including” shall be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context requires otherwise. The words “this Agreement,” “herein,” “hereof;” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. Where this Agreement states that a party “will” or “shall” perform in some manner or otherwise act or omit to act, it means that such party is legally obligated to do so in accordance with this Agreement. The captions, titles, and headings included in this Agreement are for convenience only and do not affect this Agreement’s construction or interpretation. Any reference to an Article, Section, or Schedule in this Agreement shall refer to an Article or Section of, or Schedule to, this Agreement, unless the context otherwise requires. This Agreement is for the sole benefit of the parties and does not, and is not intended to, confer any rights or remedies in favor of any Person (including any employee, director, shareholder or third party lender or service provider of a Party) other than the Parties.

19.

Assignment. Except as set forth herein, neither Party shall assign, transfer, or otherwise alienate any or all of its rights or interest under this Agreement without the express prior written consent of the other Party, which consent may be granted or withheld in such other party’s reasonable discretion; provided, however, that the foregoing shall in no way restrict: (a) the performance of any of the terms or conditions of this Agreement by an affiliate or subsidiary of a Party hereto to the extent the same is consistent with the intent of this Agreement; or (b) a Party’s ability to assign this Agreement without the consent of the other Parties to any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) of all or substantially all of the business or assets of the assigning Party. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

20.

Entire Agreement. Subject to the terms and conditions of Section 1, this Agreement (and any Schedules) constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede (a) all prior oral or written proposals or agreements, (b) all contemporaneous oral proposals or agreements, and (c) all previous negotiations and all other communications or understandings between the Parties, in each case with respect to the subject matter hereof. To the extent any portion of this Agreement conflicts, or is inconsistent, with a Schedule, the applicable Schedule shall control.

21.

Notices. Each Party shall promptly give written notice to the other Party if (i) it receives notice of any Claims or inquiries from regulators, or any other formal complaint in which the other Party is named as a defendant or respondent or (ii) it becomes aware that any director, officer, owner, employee, or representative of said Party has been convicted of any felony involving dishonesty or breach of trust or has had his or her license or other requisite authority suspended or revoked.

Any notice, instruction, direction or demand under the terms of this Agreement required to be in writing shall be duly given upon delivery, if delivered by hand, email or other generally accepted means of electronic transmission, or mail (with postage prepaid), to the following addresses:

If to the Company to:

Root, Inc.

80 E. Rich Street

Columbus, Ohio 43215

Attention: Jonathan A. Allison, General Counsel

email: legal@joinroot.com

If to CIS to:

Carvana Insurance Services, LLC

1930 W. Rio Salado Parkway

Tempe, Arizona 85251

Attention: Legal Department

email: legal@carvana.com

If to Dealer to:

Carvana, LLC

1930 W. Rio Salado Parkway

Tempe, Arizona 85251

Attention: Legal Department

email: legal@carvana.com

If to Parent to:

Carvana Group, LLC

1930 W. Rio Salado Parkway

Tempe, Arizona 85251

Attention: Legal Department

email: legal@carvana.com

or to such other addresses as may be specified by like notice to the other Parties.

22.

Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. The Parties agree that any action or proceeding, however characterized, arising out of or relating to this Agreement will be brought only in the courts located in Delaware, and the Parties irrevocably submit to the exclusive jurisdiction of such courts for the purposes of any such action or proceeding and irrevocably agree, after the exhaustion of any appeals, to be bound by any judgment rendered by any such court with respect to any such action or proceeding. The Parties waive any objection they may now or hereafter have to the venue of any such action or proceeding in any such court and any claim that such action or proceeding has been brought in an inconvenient forum. Any order or judgment of either of the foregoing courts may be enforced in any court having jurisdiction of the Parties and/or the subject matter. Process in any action or proceeding may be served by certified mail, which service will be sufficient to confer in-personam jurisdiction over the party so served. The Parties agree that in any action or proceeding arising out of or relating to this Agreement, or the enforcement of any provisions thereof, the court is empowered to grant any legal or equitable relief which may be available, including without limitation, specific performance, injunctive relief and any mandatory injunction it deems appropriate.

23.

Severability. If any term or other provision of this Agreement shall be determined by a court, governmental authority, or arbitrator to be invalid, illegal, or unenforceable, such invalidity, illegality, or unenforceability shall not render the entire Agreement invalid. Rather, this Agreement shall be construed as if not containing the particular invalid, illegal, or unenforceable provision, and all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to give effect to the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent permitted under Applicable Law.

24.	Amendment. This Agreement may only be amended by a written agreement executed by each Party.

25.

Counterparts. This Agreement may be executed in separate counterparts, each of which will be deemed an original and all of which, when taken together, will constitute one and the same agreement. Any signature affixed to this Agreement by a Party hereto may be delivered by such Party to the other Parties via electronic transmission and any Party’s signature affixed to this Agreement that is delivered to the other Parties via an electronic transmission shall be treated as an original signature to this Agreement and will constitute an original counterpart of this Agreement.

26.

Authority. Each Party represents to the other Parties that this Agreement is its legal, valid, and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors’ rights generally and general equity principles.

27.

Binding Effect. This Agreement binds and benefits the Parties and their respective successors and permitted assigns. Other than those Persons entitled to indemnity hereunder, there are no third party beneficiaries having rights under or with respect to this Agreement.

28.

Waiver. A provision of this Agreement may be waived only by a writing signed by the Party intended to be bound by the waiver. A Party is not prevented from enforcing any right, remedy, or condition in the Party’s favor because of any failure or delay in exercising any right or remedy or in requiring satisfaction of any condition, except to the extent that the party specifically waives the same in writing. A written waiver given for one matter or occasion is effective only in that instance and only for the purpose stated. A waiver once given is not to be construed as a waiver for any other matter or occasion. Any enumeration of a Party’s rights and remedies in this Agreement is not intended to be exclusive, and a Party’s rights and remedies are intended to be cumulative to the extent permitted by law and include any rights and remedies authorized in law or in equity.

29.

Relationship of Parties. The Parties are acting as independent contractors to each other under this Agreement, and nothing contained in this Agreement shall be deemed to create a fiduciary relationship, partnership, joint venture, or relationship of trust or agency between the Parties.

30.

Further Assurances. From time to time, each Party agrees to execute and deliver such additional documents and to provide such additional information and assistance as the other Parties may reasonably require to carry out the terms of this Agreement.

31.

No Publicity. Except as otherwise permitted elsewhere in this Agreement, neither Party shall (a) use another Party’s Marks in connection with any advertising materials, or (b) issue a press release announcing the Parties’ business relationship, without the prior, written consent of the other Parties as to the context and content of such materials or press release. Each Party shall have the right to terminate its consent at any time and for any reason by providing written notice to the other Parties.

32.

Force Majeure. Neither Party will be liable hereunder by reason of any failure or delay in the performance of its obligations on account of events beyond its reasonable control, which include without limitation: strikes; shortages; riots; insurrection; fires; flood; storm; explosions; acts of God; war; terrorism; governmental action; labor conditions; earthquakes; and material shortages (each a “Force Majeure Event”). Upon the occurrence of a Force Majeure Event, the Parties will be excused from any further performance of the respective obligations effected by the Force Majeure Event for so long as the effects of the event continue.

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IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the Effective Date.

CARET HOLDINGS, INC.:

/s/ Daniel Rosenthal
Name: Daniel Rosenthal
Title: Chief Financial Officer

CARVANA, LLC:

/s/ Paul Breaux
Name: Paul Breaux
Title: General Counsel

CARVANA INSURANCE SERVICES, LLC:

/s/ Paul Breaux
Name: Paul Breaux
Title: Vice President & Secretary

CARVANA GROUP, LLC:
(solely with respect to the obligations of Section 3 and Schedule 1)

/s/ Paul Breaux
Name: Paul Breaux
Title: General Counsel